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Exhibit 11
                      STANLEY FURNITURE COMPANY, INC.
          SCHEDULE OF COMPUTATION OF NET INCOME PER COMMON SHARE
                                (Unaudited)
                   (In thousands, except per share data)
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                                 Three Months Ended  Nine Months Ended
                                 September  October  September October
                                 29, 1996   1, 1995  29, 1996  1, 1995

Earnings used in calculating
  primary and fully diluted earnings
  (loss) per common share:

Income from continuing operations.. $2,615    $  998    $5,901   $2,511
Gain from discontinued operations...   246                 246
Net income used in calculating
  primary and fully diluted
  earnings per common share........ $2,861    $  998    $6,147   $2,511

Primary earnings (loss) per common
  share:

Weighted average shares outstanding
  during the period................  4,728     4,727     4,727    4,727
Add shares issuable assuming
  exercise of stock options........    226         1       121        1

Weighted average number of shares
  used in calculating primary
  earnings per common share........  4,954     4,728     4,848    4,728

Income from continuing operations.. $  .53    $  .21    $ 1.22   $  .53
Gain from discontinued operations..    .05                 .05
Net income......................... $  .58    $  .21    $ 1.27   $  .53

Fully diluted earnings (loss) per
  common share:

Weighted average shares outstanding
  during the period................  4,728     4,727     4,727    4,727
Add shares issuable assuming
  exercise of stock options.........   323         1       325        1

Weighted average number of shares
  used in calculating fully diluted
  earnings per common share..........5,051     4,728     5,052    4,728

Income from continuing operations...$  .52    $  .21    $ 1.17   $  .53
Gain from discontinued operations...   .05                 .05

Net income..........................$  .57    $  .21    $ 1.22   $  .53

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